                                                                       EXHIBIT 1



               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
AmeriConnect, Inc.

     We have audited the accompanying consolidated balance sheet of AmeriConnect, Inc. (a Delaware corporation) and subsidiary as of December 31, 1995, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmeriConnect, Inc. and subsidiary as of December 31, 1995, and the consolidated results of their operations and their consolidated cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                   /s/  GRANT THORNTON LLP
                                            ---------------------------------
                                                   GRANT THORNTON LLP

Kansas City, Missouri
February 16, 1996

                               AMERICONNECT, INC.

                           CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                                                  DECEMBER 31,
                                                                                      1995
                                                                                  ------------
CURRENT ASSETS
  Cash..........................................................................   $  293,492
  Accounts receivable, net of allowance of $361,260 (Notes 1, 2 and 6)..........    1,961,815
  Accounts receivable -- trade, with affiliates (Note 3)........................        6,065
  Accounts receivable -- agents, including accrued interest (Note 11)...........        1,492
  Notes receivable -- director/shareholder (Note 3).............................       14,500
  Prepaid commissions...........................................................      126,042
  Other current assets..........................................................       94,251
                                                                                   ----------
          Total current assets..................................................    2,497,657
NON-CURRENT ASSETS
  Equipment and software, net of accumulated depreciation and
     amortization of $230,868 (Note 1)..........................................      143,202
  Deposits......................................................................       19,528
                                                                                   ----------
          TOTAL ASSETS..........................................................   $2,660,387
                                                                                   ==========
                            LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
  Accounts payable (Notes 1, 2 and 6)...........................................   $2,782,432
  Sales taxes payable...........................................................       97,460
  Accrued office closing costs (Note 9).........................................        8,539
  Other accrued liabilities.....................................................          733
                                                                                   ----------
          Total current liabilities.............................................    2,889,164
NON-CURRENT LIABILITIES
  Customer deposits.............................................................        8,264
                                                                                   ----------
          Total liabilities.....................................................    2,897,428
COMMITMENTS AND CONTINGENCIES (Notes 5, 6, 8 and 10)............................           --
STOCKHOLDERS' DEFICIT (Note 8)
  Class A common stock, par value $.00001 per share; 10,000,000 shares authorized;
     issued 6,562,033 shares....................................................           66
  Common stock, par value $.01 per share; 20,000,000 shares authorized;
     issued 6,504,967 shares....................................................       65,050
  Additional paid-in capital....................................................    3,642,731
  Accumulated deficit...........................................................   (3,943,025)
  Treasury stock -- class A common, at cost; 5,970,000 shares...................          (60)
  Treasury stock -- common, at cost; 180,250 shares.............................       (1,803)
                                                                                   ----------
          Total stockholders' deficit...........................................     (237,041)
                                                                                   ----------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT.....................................   $2,660,387
                                                                                   ==========

                 See accompanying notes to financial statements

                               AMERICONNECT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      FOR THE YEAR ENDED
                                                                          DECEMBER 31,
                                                                  -----------------------------
                                                                     1995              1994
                                                                  -----------       -----------
REVENUES (Notes 1, 2, 3 and 6)
  Sales.........................................................  $17,022,095       $16,923,025
  Sales to affiliates...........................................       77,540            61,299
                                                                  -----------       -----------
          Total revenues........................................   17,099,635        16,984,324
COSTS AND EXPENSES
  Direct operating costs........................................   13,399,190        12,642,307
  Selling, administrative and general expenses..................    4,847,248         3,912,979
  Depreciation and amortization (Note 1)........................       76,693            43,793
                                                                  -----------       -----------
          Total costs and expenses..............................   18,323,131        16,599,079
                                                                  -----------       -----------
          Operating income (loss)...............................   (1,223,496)          385,245
OTHER INCOME (EXPENSE)
  Interest income...............................................       19,898            28,000
  Interest expense..............................................       (6,558)          (18,157)
  Interest expense to director/shareholder (Note 3).............       (1,587)               --
  Loan fees.....................................................       (1,250)           (3,332)
  Miscellaneous.................................................       (5,517)           46,229
                                                                  -----------       -----------
          Total other income....................................        4,986            52,740
                                                                  -----------       -----------
INCOME (LOSS) BEFORE INCOME TAX.................................   (1,218,510)          437,985
INCOME TAX EXPENSE (NOTES 1 AND 8)
  Currently payable.............................................           --            16,405
  Deferred......................................................      500,000                --
                                                                  -----------       -----------
          Total income tax expense..............................      500,000            16,405
                                                                  -----------       -----------
NET INCOME (LOSS)...............................................  $(1,718,510)      $   421,580
                                                                  ===========       ===========
  Net income (loss) per common and common equivalent share
     (Note 1)...................................................  $     (0.25)      $      0.06
                                                                  ===========       ===========
  Weighted average common and common equivalent shares
     outstanding (000's) (Note 1)...............................        6,913             6,868
                                                                  ===========       ===========

                 See accompanying notes to financial statements

                               AMERICONNECT, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994


                                CLASS A
                             COMMON STOCK         COMMON STOCK      ADDITIONAL
                           ----------------  -------------------     PAID-IN     ACCUMULATED
   DESCRIPTION               SHARES  AMOUNT    SHARES    AMOUNT      CAPITAL       DEFICIT
                           ---------  ----   ---------   -------   ----------    -----------
Balance, January 1,
  1994.................... 6,788,833  $ 68   5,251,167   $52,512   $3,350,479    $(2,646,095)
                           ---------  ----   ---------   -------   ----------    -----------
Conversion of Class A
 to Common................  (113,400)   (1)    113,400     1,134       (1,133)
Issuance of Common
 to directors.............                      19,000       190        3,888
Net income for the
  year....................                                                           421,580
Stock options
  exercised...............                     933,000     9,330      289,130
                           ---------  ----   ---------   -------   ----------    -----------
Balance, December 31,
  1994.................... 6,675,433  $ 67   6,316,567   $63,166   $3,642,364    $(2,224,515)
Net loss for the year.....                                                        (1,718,510)
Stock options
  exercised...............                      75,000       750        1,500
Conversion of Class A
 to Common................  (113,400)   (1)    113,400     1,134       (1,133)
                           ---------  ----   ---------   -------   ----------    -----------
Balance, December 31,
  1995.................... 6,562,033  $ 66   6,504,967   $65,050   $3,642,731    $(3,943,025)
                           =========  ====   =========   =======   ==========    ===========

                                           TREASURY STOCK
                                              CLASS A              TREASURY
                                           COMMON STOCK          COMMON STOCK
                                        -------------------   ------------------
   DESCRIPTION                            SHARES     AMOUNT    SHARES    AMOUNT       TOTAL
                                        ----------    ----    --------   -------   -----------
Balance, January 1,
  1994....................              (5,970,000)   $(60)   (180,250)  $(1,803)      755,101
                                        ----------    ----    --------   -------   -----------
Conversion of Class A
 to Common................
Issuance of Common
 to directors.............                                                               4,078
Net income for the
  year....................                                                             421,580
Stock options
  exercised...............                                                             298,460
                                        ----------    ----    --------   -------   -----------
Balance, December 31,
  1994....................              (5,970,000)   $(60)   (180,250)  $(1,803)  $ 1,479,219
Net loss for the year.....                                                          (1,718,510)
Stock options
  exercised...............                                                               2,250
Conversion of Class A
 to Common................
                                        ----------    ----    --------   -------   -----------
Balance, December 31,
  1995....................              (5,970,000)   $(60)   (180,250)  $(1,803)  $  (237,041)
                                        ==========    ====    ========   =======   ===========


                 See accompanying notes to financial statements

                               AMERICONNECT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        FOR THE YEAR ENDED
                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1995            1994
                                                                    -----------     -----------
Cash flows from operating activities:
  Net income (loss)...............................................  $(1,718,510)    $   421,580
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization................................       76,693          43,793
     Provision for doubtful accounts..............................      739,374         537,640
     Deferred income taxes........................................      500,000              --
     (Increase) decrease in assets:
       Accounts receivable........................................     (118,481)       (517,299)
       Accounts receivable -- trade from affiliates...............        3,804          (6,055)
       Prepaid commissions........................................      (88,764)          7,641
       Other current assets.......................................      (57,041)        (36,569)
       Deposits...................................................          511         (11,494)
     Increase (decrease) in liabilities:
       Accounts payable...........................................      691,755         (97,881)
       Accrued office closing costs...............................      (10,153)        (54,521)
       Sales taxes payable........................................      (34,193)         50,187
       Other accrued liabilities..................................      (29,832)        (28,840)
       Deferred income............................................      (13,384)        (14,219)
       Customer deposits..........................................       (6,001)          7,500
                                                                    -----------     -----------
       Net cash provided by (used in) operating activities........      (64,222)        301,463
                                                                    -----------     -----------
Cash flows from investing activities:
  Purchase of equipment and software..............................      (95,263)       (108,001)
  Note receivable -- director/shareholder.........................       (3,000)        (11,500)
  Notes receivable -- agents......................................      (23,115)       (206,995)
  Payments on agents notes receivable.............................       70,900           5,838
                                                                    -----------     -----------
       Net cash used in investing activities......................      (50,478)       (320,658)
                                                                    -----------     -----------
Cash flows from financing activities:
  Proceeds from bank loan.........................................    6,143,950       3,450,000
  Payments on bank loan...........................................   (6,143,950)     (3,450,000)
  Sale of stock to officer........................................           --         297,000
  Distribution of stock to director...............................           --           4,078
  Sale of stock to employees......................................        2,250           1,460
                                                                    -----------     -----------
       Net cash provided by financing activities..................        2,250         302,538
                                                                    -----------     -----------
Net increase (decrease) in cash...................................     (112,450)        283,343
Cash at beginning of year.........................................      405,942         122,599
                                                                    -----------     -----------
Cash at end of year...............................................  $   293,492     $   405,942
                                                                    ===========     ===========

                 See accompanying notes to financial statements

                               AMERICONNECT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

Supplemental disclosure of cash flow information:

                         CASH PAID DURING THE YEAR FOR:

                                                                         1995       1994
                                                                        ------     -------
    Interest..........................................................  $7,854     $18,072
    Income Taxes......................................................  $3,340     $20,105

Supplemental disclosure of non-cash financing activities:

     During the third quarter of 1994 and the fourth quarter of 1995, separate private transactions took place in which, in each case, 113,400 shares of Class A Common Stock were converted to Common Stock. The effect of this was to reduce the Class A Common Stock account by $1.00 and to increase the Common Stock account by $1,134 for each transaction. This occurs because the par value of the Class A is $.00001 per share and the par value of the Common is $.01 per share.

                 See accompanying notes to financial statements

                               AMERICONNECT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     THE COMPANY: AmeriConnect, Inc. and its wholly owned subsidiary, AmeriConnect, Inc. of New Hampshire (collectively, the "Company") resell long distance telecommunications services primarily to individuals and small to medium-sized businesses. AmeriConnect, Inc. of New Hampshire was formed June 28, 1993, in order to do business in the state of New Hampshire.

     PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of AmeriConnect, Inc. and its wholly-owned subsidiary, AmeriConnect, Inc. of New Hampshire. All material intercompany accounts and transactions have been eliminated.

     RECOGNITION OF REVENUE: The Company purchases network services primarily at bulk rates and resells the services to its customers at marginally higher rates. Revenue and its associated costs are recognized on an accrual basis in the period during which the usage occurs.

     EQUIPMENT AND SOFTWARE: Equipment and purchased software are recorded at cost. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. The straight-line method of depreciation is used for all assets for financial reporting purposes, but accelerated methods are used for tax purposes.

     INCOME PER COMMON AND COMMON EQUIVALENT SHARE: Income per share is based upon the weighted average of common and common equivalent shares outstanding during the period.

     COMMON STOCK EQUIVALENTS: Common stock equivalents considered in the calculation of income per common and common equivalent share include options outstanding under the Company's 1988 and 1994 stock option plans.

     INCOME TAXES: Deferred income taxes result from timing differences between pretax accounting income and taxable income. Deferred tax assets in 1994 arose primarily from net operating loss carryforwards. (See Note 7.)

     USE OF ESTIMATES: In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 -- ECONOMIC DEPENDENCY AND CONCENTRATION OF CREDIT RISK

     ECONOMIC DEPENDENCY: The Company operates as a non-facilities-based reseller of long distance telecommunications services to individuals and small to medium-sized businesses. The Company acquires its network services by contracting with two underlying interexchange carriers (Sprint Communications, L.P. ("Sprint") and WilTel, Inc. ("WilTel")). As of December 31, 1995, the Company was indebted to Sprint and WilTel for normal monthly services in the amount of $2,266,170 and $296,661, respectively, which are included in accounts payable on the accompanying consolidated balance sheet.

     CONCENTRATION OF CREDIT RISK: The Company grants credit to its customers, who include individuals and small to medium-sized businesses.

NOTE 3 -- TRANSACTIONS WITH RELATED PARTIES

     SALES TO RELATED ENTITIES: Sales of long distance service to entities related to shareholders aggregated $77,540 and $61,299 for the years ended December 31, 1995 and 1994, respectively. Such sales were consummated on terms similar to those prevailing with unrelated customers.

     NOTE RECEIVABLE -- DIRECTOR/SHAREHOLDER: During 1994 and early 1995, the Company made loans totaling $14,500 to a director/shareholder. They were secured by 19,000 shares of the Company's common stock and bore interest at 2 1/2% over the published prime rate found in The Wall Street Journal. The loans were paid in full on January 24, 1996.

NOTE 4 -- SIGNIFICANT SALES TO MAJOR CUSTOMERS

     During 1995 and 1994, no customer accounted for 2% or more of the Company's gross revenue.

NOTE 5 -- OPERATING LEASES

     The Company leases office space at 6750 W. 93rd St., Suite 110, Overland Park, Kansas, under a lease calling for payments of $2,653 per month through August 31, 1998. An amendment to that lease, executed on February 1, 1994, for additional office space calls for payments of $2,243 per month from February 1, 1994 through August 31, 1998. A second amendment to the lease for additional office space calls for payments of $2,362 per month from January 1, 1995 through December 31, 1999. Rental expense for the years ended December 31, 1995 and 1994, was $87,967 and $56,358, respectively.

     The Company also leases office equipment and furniture under various operating leases. As of December 31, 1995, remaining minimum annual rental commitments under noncancelable operating leases for office space, office equipment and furniture are as follows:

                                                       TOTAL RENT
FISCAL YEARS                                           COMMITMENTS
------------                                           -----------
  1996...............................................    $143,602
  1997...............................................     103,945
  1998...............................................      67,517
  1999...............................................      28,350
                                                         --------
                                                         $343,414
                                                         ========

     Total expenses recognized for all operating leases including leases for office space for the years ended December 31, 1995 and 1994 were $156,366 and $106,489, respectively.

NOTE 6 -- COMMITMENTS AND CONTINGENCIES

     The Company has a contract with a firm to provide subscriber statement processing and billing services. The contract is for a period of three (3) years and expires in September 1996. Terms of the contract provide for a monthly base charge with additional per unit processing charges. Termination of this contract for cause requires a 90-day period during which any breach of the contract can be cured, plus a requirement for a subsequent written 30-day notice. Termination for cause requires the payment of all amounts owed. Termination of the contract for the convenience of the Company requires a written 180-day notice and a termination fee equal to one year's charges. The Company is required to make minimum payments of $5,000 per month.

     The Company has a contract with Sprint to provide telecommunications services for the Company's customers. The agreement covers the pricing of the services for a term of two years beginning September 1995. The Company has an annual minimum usage commitment of $12,000,000 through August 1996 and $14,400,000 from September 1996 to August 1997. In the event the Company's customers use less than the minimum commitment, the difference is due and payable by the Company to Sprint. Assuming a monthly average requirement of $1,000,000 under the Sprint contract, for the period from September, 1995 through December 1995 the Company accumulated a shortfall of $719,545. The Company anticipates additional shortfall amounts to accumulate during 1996. In the event the proposed merger with Phoenix Network, Inc. occurs, the Company currently anticipates that all accumulated shortfall amounts will be addressed in a new contract between Sprint and the surviving corporation. In the event the proposed merger does not occur, the Company has begun negotiations with Sprint to address the accumulated shortfall. While the Company believes the accumulated shortfall at December 31, 1995, and any additional shortfall amounts, will be resolved in a manner which will not have a material adverse effect on the business or financial condition of the Company in the event the proposed merger does not occur, there can be no assurance of such a result. If the Company were required to pay the full amount of accumulated shortfalls, this would have a material adverse effect on the Company's financial condition.

     The Company has a contract with WilTel to provide telecommunications services at discounted rates which will vary based upon the amount of usage by the Company. The term of this usage commitment is thirty-nine (39) months. The Company's agreement with WilTel calls for a minimum monthly usage commitment of $50,000 through January 1998. In the event the Company's customers use less than the minimum commitment in any month, the difference is due and payable by the Company to WilTel in the following month. The Company was in compliance with the contractual requirements of the agreement throughout the year ended December 31, 1995.

     On June 8, 1995, the Company entered into a revolving credit facility which allows for maximum borrowings by the Company of the lesser of $1,000,000 or 50% of eligible (less than 61 days old) receivables. Interest is payable monthly at the bank's prime rate (8.5% at December 31, 1995) plus 1%. Under the terms of the credit facility, the Company is required to meet certain financial covenants. The line is secured by all of the Company's accounts receivable. During 1995, the Company had used this facility for short terms borrowings, but had no outstanding borrowings at year end. At December 31, 1995, the Company was in default of certain of these financial covenants, which defaults are continuing. While the Company currently does not expect these defaults to impair its ability to utilize this facility during the remainder of the existing term, it may negatively impact the Company's ability to renew the credit facility. In the event the credit facility cannot be renewed or the Company is unable to utilize the existing facility, the Company would attempt to obtain a comparable credit facility from an alternative financing source. While the Company has been able to obtain such facilities in the past, there can be no assurance that the Company will be able to obtain a credit facility with comparable terms or at all. The inability to obtain a credit facility would have a material adverse effect on the Company's financial condition and business.

     In accordance with the terms of the credit facility, the Company purchased a term life insurance policy on this key employee with a face amount of $1,750,000 during the year ended December 31, 1994. Annual premiums are approximately $3,500.

NOTE 7 -- INCOME TAXES

     The valuation of the deferred tax asset includes the following amounts:

                                                                    1995            1994
                                                                 -----------     ----------
    Deferred tax asset.........................................  $ 1,667,882     $1,091,512
    Valuation allowance........................................   (1,667,882)      (591,512)
                                                                 -----------     ----------
    Deferred tax asset.........................................  $         0     $  500,000
                                                                 ===========     ==========

     The approximate tax effect caused by the net operating loss carryforward, and the difference in treatment for book and tax for allowance for doubtful accounts and prepaid commissions gives rise to the deferred tax asset at December 31, 1995 and 1994 of $1,667,882 and $1,091,512, respectively. In 1994, the valuation allowance was established to reduce the deferred tax asset to the amount that will more likely than not be realized. In 1995, the Company increased the valuation on its deferred tax asset by $1,076,370, reducing the deferred asset to zero. Because of the operating loss in 1995, the Company is no longer able to determine that it would more likely than not realize the deferred tax asset. As a result of this change in estimate, the valuation allowance was increased by $500,000, which related to the deferred tax asset as of December 31, 1994, and an additional valuation allowance of $576,370 was recorded to offset the additional deferred tax asset created by the net operating loss in 1995.

     In 1994, management believed that it would realize the deferred tax asset of $500,000. The deferred tax asset was classified in the accompanying consolidated balance sheet as a $250,000 current and a $250,000 long-term asset.

     The valuation allowance was adjusted for the years ended December 31, 1995 and 1994, as follows:

                                                                      1995          1994
                                                                   ----------     --------
    Valuation allowance, beginning of year.......................  $  591,512     $688,200
    Valuation adjustment.........................................     576,370      (96,688)
    Adjustment in allowance due to change in estimate............     500,000           --
                                                                   ----------     --------
              Valuation allowance, end of year...................  $1,667,882     $591,512
                                                                   ==========     ========

     The income tax expense reflected in the consolidated statements of operations differs from the amount computed at federal statutory income tax rates. The principal differences are as follows:

                                                                     1995          1994
                                                                   ---------     ---------
    Federal income tax expense computed at statutory rate........  $(389,436)    $ 139,980
    State income tax rate effect.................................    (73,111)       26,280
    Net operating loss carryforward..............................    462,547      (158,564)
    Alternative minimum tax effect...............................         --         8,709
    Valuation adjustment due to change in estimate...............    500,000            --
                                                                   ---------     ---------
              Income tax expense.................................  $ 500,000     $  16,405
                                                                   =========     =========

     The components of income tax expense related to continuing operations are as follows:

                                                                        1995        1994
                                                                      --------     -------
    Current.........................................................  $     --     $16,405
    Deferred........................................................   500,000          --
                                                                      --------     -------
                                                                      $500,000     $16,405
                                                                      ========     =======

     The Company has available for income tax purposes the following net operating loss carryforwards at December 31, 1995:

                              YEAR OF EXPIRATION                     AMOUNT
                -----------------------------------------------    ----------
                     2005......................................    $  363,712
                     2006......................................     1,671,205
                     2007......................................           185
                     2008......................................           185
                     2010......................................     1,687,506
                                                                   ----------
                                                                   $3,722,793
                                                                   ==========

NOTE 8 -- COMMON STOCK, WARRANTS AND OPTIONS

     PUBLIC OFFERING: In its initial public offering in 1989, the Company issued 828,000 units each of which consisted of five shares of previously unissued common stock, par value $.01 per share, and five redeemable Class A Warrants at a price per unit of $5.00. Each of the Class A Warrants, which was transferable separately immediately upon issuance, entitled the holder to purchase for $1.00 one share of common stock and one redeemable Class B common stock purchase warrant ("Class B Warrant"). The Class A Warrants expired on May 29, 1994. Each Class B Warrant entitled the holder to purchase one share of common stock at $1.50 until May 29, 1994. The warrants are not common stock equivalents for the purposes of the earnings per share computations. (See Note 1.) In addition, the Company granted the underwriter and finder options to purchase 57,600 and 14,400 units, respectively, at $6.00 per unit exercisable over a period of four years commencing one year from the date of the prospectus.

     MISSING STOCK CERTIFICATES: Prior to the Company's initial public offering, the stockholders of record as of March 29, 1989, executed escrow agreements which required the placement in escrow of 150,000 shares of outstanding common stock and 5,970,000 shares of outstanding Class A common stock pending the achievement of certain earnings objectives. These earnings objectives were not met and, consequently, all of the shares subject to the escrow agreement were retired and have been accounted for as treasury stock since December 31, 1992. In addition, in connection with the execution of a voting trust agreement in 1989, certificates representing 3,014,751 shares of Class A common stock were issued in the name of a voting trust in substitution for the certificates held by some of the stockholder-parties to the voting trust agreement. This voting trust expired in June of 1992. During the first quarter of 1992, however, the Company learned that the escrow agent associated with the escrow agreements asserts that it has never received the stock certificates representing the shares subject to the escrow agreements. During the same period, the Company discovered that the certificates representing 2,975,751 of the shares transferred to the voting trust were never delivered to the Company for cancellation. The Company has been unable to locate neither the original share certificates nor the certificates issued to the voting trust. As a result, if a stockholder attempted to transfer any of the shares subject to the escrow agreements or the voting trust agreement in violation of such agreements, there can be no assurance that an innocent transferee could not successfully claim the right to the shares purportedly transferred to him or her. The Company believes, however, that the legends affixed to each of the missing certificates, which state that the shares are subject to the restrictions of the voting trust agreement and the escrow agreements, respectively, are sufficient to prevent a transferee from acquiring a valid claim with respect to the shares represented by the missing certificates. In addition, the Company has obtained affidavits from each holder of the missing certificates that no such purported transfers have been made.

     STOCK RIGHTS: The rights and preferences of common stock and Class A common stock are substantially identical except that each share of common stock entitles the holder to one vote whereas, each share of Class A common stock entitles the holder to five votes. Class A common stock automatically converts into common stock on a one-for-one basis upon sale or transfer to an entity or individual who was not a holder of Class A common stock before such sale or transfer, or at any time at the option of the holder. During each of 1994 and 1995, 113,400 shares of Class A stock were converted to common stock through private transactions.

     STOCK OPTION PLANS: On July 29, 1988, the Company adopted a stock option plan allowing 300,000 shares of unissued but authorized common stock for issuance of incentive and/or non-qualified stock options. At December 31, 1995, all options had been granted under the plan, and 23,000 options had been returned to the Company by employees who resigned prior to vesting. Such returned options are again available for use under the plan.

     On May 27, 1994, the Company adopted a second stock option plan allowing for 500,000 shares of unissued but authorized common stock for issuance of incentive and/or non-qualified stock options. As of December 31, 1995, 487,000 options under this plan had been granted and 142,000 options had been returned to the Company by employees who resigned prior to vesting. Such returned options are again available for use under the plan.

     Stock option plan transactions for the year ended December 31, 1995, are summarized below:

                                                1988 PLAN         1994 PLAN           TOTAL
                                              -------------     -------------     -------------
    Outstanding, beginning of year..........        260,000           247,500           507,500
      Granted...............................              0           234,500           234,500
      Exercised.............................        (75,000)                0           (75,000)
      Cancelled.............................        (16,000)         (137,000)         (153,000)
                                              -------------     -------------     -------------
    Outstanding, end of year................        169,000           345,000           514,000
                                              =============     =============     =============
    Option price per share exercised........  $0.03 - $0.50          --           $0.03 - $0.50
    Price for outstanding options...........  $0.03 - $0.50     $0.26 - $0.75     $0.03 - $0.75
                                              =============     =============     =============

     The expiration dates for the options issued under the 1988 Plan range from May 1998 to December 2003. At December 31, 1995, 23,000 shares were available for future grants under the 1988 Plan.

     The expiration dates for the options issued under the 1994 Plan range from August 2004 to December 2005. At December 31, 1995, 155,000 shares were available for future grants under the 1994 Plan.

     STOCK ISSUED WITH RESPECT TO SERVICE ON BOARD OF DIRECTORS: In October 1992, the Board approved the issuance of stock as compensation to directors not receiving any other form of compensation from the Company. Each qualifying director received 5,000 shares of common stock for each quarter of service. During 1994, 19,000 shares of common stock were issued pursuant to the Board action, but no shares were issued pursuant thereto in 1995.

     STOCK ISSUABLE WITH RESPECT TO REVOLVING CREDIT FACILITY: In connection with a revolving credit agreement with Robert R. Kaemmer, President of the Company, Mr. Kaemmer had the option to purchase up to 900,000 shares of common stock at $0.33 per share. Mr. Kaemmer exercised this option by purchasing 900,000 shares of common stock on April 27, 1994.

NOTE 9 -- OFFICE CLOSING COSTS

     After reviewing the costs of maintaining its Washington, D.C. sales office, the projected sales from that location, and the general financial condition of the Company, the Board decided to close the office effective December 31, 1991. All estimated costs and expenses directly associated with the closing of the office were accrued as of December 31, 1991, and recognized in the financial statements. Subsequent payments of the accrued costs were charged to the liability account, accrued office closing costs.

NOTE 10 -- KEY EMPLOYEE INCENTIVE COMPENSATION PLAN

     The Company has an incentive compensation plan which provides for incentive payments to a key employee based on 5% of net earnings before depreciation and amortization and income taxes. Expenses under the plan amount to $-0- and $27,726 for the years ended 1995 and 1994, respectively.

     In addition, during the year ended December 31, 1994, the board of directors authorized a one-time performance bonus of $45,000 to this key employee. The payment was made during the second quarter of 1994.

NOTE 11 -- NOTES RECEIVABLE

     The Company conducts a portion of its business through agents. Some of these agents have borrowed from the Company in order to obtain necessary capital to expand their operations. These borrowings are represented by short term promissory notes. The terms of the notes permit the Company to withhold the monthly payments from commissions due the agents, if necessary. The interest rate for all the notes is 2 1/2% over the prime rate published by The Wall Street Journal. At December 31, 1994, a reserve of $100,000 was established against amounts due from a specific agent whose receivable, including unpaid charges, aggregated $498,061. During 1995, the Company and this agent became involved in litigation, and it has been determined that no recovery on the amounts will be made. As a result, the remaining receivable of $398,061 was written off. The Company is currently negotiating a mutual release of all claims with this agent and does not expect to incur any additional liability as a result of the litigation.

NOTE 12 -- ONGOING OPERATIONS

     The accompanying financial statements have been prepared in accordance with generally accepted accounting principles. The Company reported a net loss of $1,718,510 in 1995. As a result, liabilities exceeded assets by $237,041. Non-cash items such as depreciation and amortization, provision for doubtful accounts and deferred income taxes collectively contributed $1,316,067 of the loss. The remaining $402,443, along with a $118,481 increase in accounts receivable and a $691,755 increase in accounts payable, contributed to cash used in operations of $64,222. In light of the foregoing, in order to become profitable, the Company must achieve sufficient volume levels to obtain additional discounts under its existing carrier contracts or negotiate new contracts with its carriers to obtain favorable pricing at existing volume levels and reduce other costs. In addition, the Company may explore financing and other strategic transactions, such as the proposed merger (discussed in Note 13 below).

     The proposed merger would reduce the Company's direct operating costs through volume discounts on long-distance pricing from its carriers and would provide certain economics of scale which management believes would allow its operations to become profitable and allow it to compete for new and existing customers. If, for any reason, the proposed merger is not consummated, the Company plans to increase sales and reduce its costs and will continue to explore other strategic alternatives (which may include financings, mergers, acquisitions, joint ventures or other strategic transactions).

NOTE 13 -- SUBSEQUENT EVENT

     On January 15, 1996, the Company and Phoenix Network, Inc. ("Phoenix"), a San Francisco, California-based long distance reseller and provider of value-added telecommunications services, signed a letter of intent to merge the two companies in a stock-for-stock transaction. The parties currently are negotiating a definitive merger agreement. In connection with the proposed merger, Phoenix expects to issue approximately 4 million new shares of common stock in exchange for all of the outstanding shares of the Company. It is currently anticipated that the closing will take place on or about August 15, 1996, pending the obtaining of all necessary regulatory approvals and approval of the shareholders of both companies. There can be no assurance that the ongoing negotiations between the Company and Phoenix will in fact result in the execution of a definitive merger agreement or that the terms of any such agreement would be as described above.

NOTE 14 -- FOURTH QUARTER ADJUSTMENTS

     During the fourth quarter 1995, the Company recorded adjustments of approximately $940,000 relating primarily to receivables and the deferred tax asset.

                                                                       EXHIBIT 1
                                                                     (continued)

                               AMERICONNECT, INC.

                                  CONSOLIDATED

                                 BALANCE SHEETS

                                     ASSETS

                                                                   JUNE 30, 1996       DECEMBER 31,
                                                                     UNAUDITED             1995
                                                                   -------------       ------------
Current Assets
  Cash...........................................................   $  207,959          $  293,492
  Accounts receivable, net of allowance of $396,472 at 1996 and
     $361,260 at 1995 (Note 3)...................................    2,414,849           1,961,815
  Accounts receivable-trade, with affiliates.....................       11,421               6,065
  Accounts receivable-agents, including accrued interest (Note
     6)..........................................................       30,355               1,492
  Notes receivable-director/shareholder (Note 2).................           --              14,500
  Prepaid commissions............................................       91,057             126,042
  Other current assets...........................................       93,942              94,251
                                                                    ----------          ----------
          Total current assets...................................    2,849,583           2,497,657
Non-Current Assets
  Equipment and software, net of accumulated depreciation and
     amortization of $270,871 at 1996 and $230,868 at 1995.......      118,527             143,202
  Deposits.......................................................       18,027              19,528
                                                                    ----------          ----------
TOTAL ASSETS.....................................................   $2,986,137          $2,660,387
                                                                    ==========          ==========

                 See accompanying notes to financial statements

                               AMERICONNECT, INC.

                                  CONSOLIDATED

                                 BALANCE SHEETS

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

                                                                  JUNE 30, 1996       DECEMBER 31,
                                                                    UNAUDITED             1995
                                                                  -------------       ------------
Current Liabilities
  Accounts payable (Note 3).....................................    $ 3,005,814        $ 2,782,432
  Sales taxes payable...........................................        113,667             97,460
  Accrued office closing costs..................................             --              8,539
  Other accrued liabilities.....................................          1,247                733
                                                                    -----------        -----------
          Total current liabilities.............................      3,120,728          2,889,164
Non-Current Liabilities
  Customer deposits.............................................         10,265              8,264
                                                                    -----------        -----------
          Total liabilities.....................................      3,130,993          2,897,428
Commitments and Contingencies (Notes 3 and 5)...................             --                 --
Stockholders' Deficit (Note 5)
  Class A common stock, par value $.00001 per share; 10,000,000
     shares authorized; issued 6,562,033 shares.................             66                 66
  Common stock, par value $.01 per share; 20,000,000 shares
     authorized; issued 6,521,611 shares........................         65,216             65,050
  Additional paid-in capital....................................      3,647,154          3,642,731
  Accumulated deficit...........................................     (3,855,429)        (3,943,025)
  Treasury stock -- class A common, at cost; 5,970,000 shares...            (60)               (60)
  Treasury stock -- common, at cost; 180,250 shares.............         (1,803)            (1,803)
                                                                    -----------        -----------
          Total stockholders' deficit...........................       (144,856)          (237,041)
                                                                    -----------        -----------
Total Liabilities and Stockholders' Deficit.....................    $ 2,986,137        $ 2,660,387
                                                                    ===========        ===========

                 See accompanying notes to financial statements

                               AMERICONNECT, INC.

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                  FOR THE THREE MONTHS     FOR THE SIX MONTHS
                                                     ENDED JUNE 30,          ENDED JUNE 30,
                                                  ---------------------   ---------------------
                                                    1996        1995        1996        1995
                                                  ---------   ---------   ---------   ---------
Revenues
  Sales.........................................  $4,322,276  $4,378,878  $8,565,187  $8,890,727
  Sales to affiliates...........................      19,819      26,410      41,510      41,534
                                                  ----------  ----------  ----------  ----------
          Total revenues........................   4,342,095   4,405,288   8,606,697   8,932,261
Costs and Expenses
  Direct operating costs........................   3,169,951   3,360,777   6,372,297   6,805,223
  Selling, administrative and general
     expenses...................................     908,305   1,055,094   2,096,879   2,082,065
  Depreciation and amortization.................      19,797      18,777      40,002      34,576
                                                  ----------  ----------  ----------  ----------
          Total costs and expenses..............   4,098,053   4,434,648   8,509,178   8,921,864
                                                  ----------  ----------  ----------  ----------
          Operating income (loss)...............     244,042     (29,360)     97,519      10,397
Other Income (Expense)
  Interest income...............................       2,475       5,558       4,479      12,571
  Interest expense..............................      (4,866)     (2,498)    (17,292)     (3,240)
  Other income..................................       2,890         --        2,890         --
  Loan fees.....................................         --          --          --       (1,251)
                                                  ----------  ----------  ----------  ----------
          Total other income (expense)..........         499       3,060      (9,923)      8,080
                                                  ----------  ----------  ----------  ----------
Net Income (Loss) Before Income Taxes...........     244,541     (26,300)     87,596      18,477
  Income Tax Expense (Note 4)...................         --          --          --          --
                                                  ----------  ----------  ----------  ----------
Net Income (Loss)...............................  $  244,541  $  (26,300) $   87,596  $   18,477
                                                  ==========  ==========  ==========  ==========
  Net income (loss) per common and common
     equivalent share...........................  $     0.03  $     0.00  $     0.01  $     0.00
                                                  ==========  ==========  ==========  ==========
  Weighted average common and common equivalent
     shares outstanding (000's) (Note 5)........       6,797       6,690       6,797       6,690
                                                  ==========  ==========  ==========  ==========

                 See accompanying notes to financial statements

                               AMERICONNECT, INC.

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                      FOR THE SIX MONTHS ENDED
                                                                  ---------------------------------
                                                                  JUNE 30, 1996       JUNE 30, 1995
                                                                  -------------       -------------
Cash flows from operating activities:
  Net income....................................................    $    87,596         $    18,477
  Adjustments to reconcile net income to cash provided by/(used
     in) operating activities:
     Depreciation and amortization..............................         40,002              34,576
     Provision for doubtful accounts............................        128,680             162,835
  (Increase) decrease in assets:
     Accounts receivable........................................       (581,714)           (443,037)
     Accounts receivable -- trade with affiliates...............         (5,356)             (2,803)
     Prepaid commissions........................................         34,985                  --
     Other current assets.......................................            309              10,269
     Deposits...................................................          1,501                 637
  Increase (decrease) in liabilities:
     Accounts payable -- trade..................................        223,382                 654
     Sales tax payable..........................................         16,207              31,705
     Accrued office closing costs...............................         (8,539)             (9,307)
     Deferred Income............................................             --             (13,384)
     Customer deposits..........................................          2,001                  --
     Other accrued liabilities..................................            515             (24,730)
                                                                    -----------         -----------
          Net cash used in operating activities.................        (60,431)           (234,108)
                                                                    -----------         -----------
Cash flows from investing activities:
  Purchase of equipment and software............................        (15,327)            (72,791)
  Notes receivable -- director/shareholder......................             --              (3,000)
  Payments on notes receivable -- director/shareholder..........         14,500                  --
  Notes receivable -- employees.................................        (10,000)                 --
  Notes receivable -- agents....................................        (20,000)            (20,000)
  Payments on agents notes receivable...........................          1,137              16,762
                                                                    -----------         -----------
          Net cash used in investing activities.................        (29,690)            (79,029)
                                                                    -----------         -----------
Cash flows from financing activities:
  Proceeds from bank loan.......................................      5,895,000           1,745,000
  Payments on bank loan.........................................     (5,895,000)         (1,703,198)
  Sale of stock to employees....................................          4,588               2,250
                                                                    -----------         -----------
          Net cash provided by financing activities.............          4,588              44,052
                                                                    -----------         -----------
Net decrease in cash............................................        (85,533)           (269,085)
Cash at beginning of period.....................................        293,492             405,942
                                                                    -----------         -----------
Cash at end of period...........................................    $   207,959         $   136,857
                                                                    ===========         ===========
Supplemental disclosures of cash flow information Cash paid
  during the period for:
     Interest...................................................    $    16,560         $     2,461
     Income taxes...............................................    $     2,245         $     3,320

                 See accompanying notes to financial statements

                               AMERICONNECT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     THE COMPANY: AmeriConnect, Inc. and its wholly owned subsidiary, AmeriConnect, Inc. of New Hampshire (collectively, the "Company") resell long distance telecommunications services primarily to individuals and small to medium-sized businesses. AmeriConnect, Inc. of New Hampshire was formed June 28, 1993, in order to do business in the state of New Hampshire.

     The consolidated balance sheets as of June 30, 1996, the consolidated statements of operations for the six months ended June 30, 1996 and 1995, and the consolidated statements of cash flows for the six months ended June 30, 1996 and 1995 have been prepared by the Company, without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at June 30, 1996, and for all periods presented have been made.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 1995 annual report to shareholders. The results of operations for the periods ended June 30, 1996, and June 30, 1995, are not necessarily indicative of the operating results for the full year.

NOTE 2 -- NOTE RECEIVABLE -- DIRECTOR/SHAREHOLDER

     During 1994 and early 1995, the Company made loans totaling $14,500 to a director/shareholder. They were secured by 19,000 shares of the Company's common stock and bore interest at 2 1/2% over the published prime rate found in The Wall Street Journal. The loans were paid in full on January 24, 1996.

NOTE 3 -- COMMITMENTS AND CONTINGENCIES

     The Company has a contract with a firm to provide subscriber statement processing and billing services. The contract is for a period of three (3) years and expires in September 1996. The Company has negotiated a month-to-month arrangement that will begin in October 1996 and continue until shortly after the merger is consummated. If the merger is not consummated, the Company intends to negotiate a long term contract. Terms of the contract provide for a monthly base charge with additional per unit processing charges.

     The Company has a contract with Sprint to provide telecommunications services for the Company's customers. The Company has negotiated an amendment to the contract that was retroactive to January 1, 1996. The amendment covers the pricing of the services for a term of two years beginning January 1, 1996. The Company has a monthly minimum usage commitment of $500,000 for each of the months covered by the agreement with a total minimum commitment of $12,000,000. In the event the Company's customers use less than the minimum commitment, the difference is due and payable by the Company to Sprint. Prior to the amendment, the Company had a minimum monthly commitment of $1,000,000. For the period September 1, 1995, through December 1, 1995, the Company had an accumulated shortfall of approximately $719,549 which will be offset by the amount by which the Company's actual monthly billed usage for the period beginning on January 1, 1996 exceeds the $500,000 minimum commitment. As a result of this offset, at June 30, 1996, there was no accumulated shortfall and the Company was in compliance with the contractual requirements of the agreement. In the event the proposed merger with Phoenix Network, Inc. occurs (See Note 9), the Company's amendment to the Sprint contract will terminate on the closing date.

     The Company has a contract with WilTel to provide telecommunications services at discounted rates which will vary based upon the amount of usage by the Company. The term of this usage commitment is thirty-nine (39) months. The Company's agreement with WilTel calls for a minimum monthly usage commitment of $50,000 through January 1998. In the event the Company's customers use less than the minimum commitment in any month, the difference is due and payable by the Company to WilTel in the

                               AMERICONNECT, INC.

following month. On June 21, 1996, the Company executed an amendment to the contract. The amendment provides for additional discounts to the Company for the usage months of June, July, August and September of 1996. In the event the proposed merger with Phoenix Network, Inc. does not occur (See Note 9), the Company's monthly commitment would increase to $250,000 beginning with October 1996 usage and continue for the remainder of the existing term. The Company was in compliance with the contractual requirements of the agreement throughout the quarter ended June 30, 1996.

     On June 1, 1996, the Company entered into a revolving credit facility which expires October 1, 1996, and allows for maximum borrowings by the Company of the lesser of $1,000,000 or 50% of eligible (less than 61 days old) receivables. Interest is payable monthly at the bank's prime rate (8.25% at June 30, 1996) plus 2%. Under the terms of the credit facility, the Company is required to meet certain financial covenants. The line is secured by all of the Company's accounts receivable. During the second quarter of 1996, the Company had used this facility for short term borrowings, but had no outstanding borrowings at quarter end. At June 30, 1996, the Company was in default of certain of these financial covenants, which defaults are continuing. While the Company currently does not expect these defaults to impair its ability to utilize this facility during the remainder of the existing term, it may negatively impact the Company's ability to renew the credit facility. In the event the credit facility cannot be renewed or the Company is unable to utilize the existing facility, the Company would attempt to obtain a comparable credit facility from an alternative financing source. While the Company has been able to obtain such facilities in the past, there can be no assurance that the Company will be able to obtain a credit facility with comparable terms or at all. The inability to obtain a credit facility would have a material adverse effect on the Company's financial condition and business.

     In accordance with the terms of the credit facility, the Company purchased a term life insurance policy on a key employee with a face amount of $1,750,000 during the year ended December 31, 1994. Annual premiums are approximately $3,500.

NOTE 4 -- INCOME TAXES

     A valuation allowance was established to reduce the deferred tax asset to the amount that will more likely than not be realized.

     The valuation allowance was adjusted for three month period ended June 30, 1996, and the year ended December 31, 1995, as follows:

                                                           JUNE 30, 1996       DECEMBER 31, 1995
                                                           -------------       -----------------
    Valuation allowance, beginning of period.............   $1,667,882            $  591,512
    Valuation adjustment.................................      (51,214)              576,370
    Adjustment in allowance due to change in estimate....          --                500,000
                                                            ----------            ----------
    Valuation allowance, end of period...................   $1,616,668            $1,667,882
                                                            ==========            ==========

NOTE 5 -- COMMON STOCK, WARRANTS AND OPTIONS

     PUBLIC OFFERING: In its initial public offering in 1989, the Company issued 828,000 units each of which consisted of five shares of previously unissued common stock, par value $.01 per share, and five redeemable Class A Warrants at a price per unit of $5.00. Each of the Class A Warrants, which was transferable separately immediately upon issuance, entitled the holder to purchase for $1.00 one share of common stock and one redeemable Class B common stock purchase warrant ("Class B Warrant"). The Class A Warrants expired on May 29, 1994. Each Class B Warrant entitled the holder to purchase one share of common stock at $1.50 until May 29, 1994. The warrants are not common stock equivalents for the purposes of the earnings per share computations. (See Note 1.) In addition, the Company granted the

                               AMERICONNECT, INC.

underwriter and finder options to purchase 57,600 and 14,400 units, respectively, at $6.00 per unit exercisable over a period of four years commencing one year from the date of the prospectus.

     MISSING STOCK CERTIFICATES: Prior to the Company's initial public offering, the stockholders of record as of March 29, 1989, executed escrow agreements which required the placement in escrow of 150,000 shares of outstanding common stock and 5,970,000 shares of outstanding Class A common stock pending the achievement of certain earnings objectives. These earnings objectives were not met and, consequently, all of the shares subject to the escrow agreement were retired and have been accounted for as treasury stock since December 31, 1992. In addition, in connection with the execution of a voting trust agreement in 1989, certificates representing 3,014,751 shares of Class A common stock were issued in the name of a voting trust in substitution for the certificates held by some of the stockholder-parties to the voting trust agreement. This voting trust expired in June of 1992. During the first quarter of 1992, however, the Company learned that the escrow agent associated with the escrow agreements asserts that it has never received the stock certificates representing the shares subject to the escrow agreements. During the same period, the Company discovered that the certificates representing 2,975,751 of the shares transferred to the voting trust were never delivered to the Company for cancellation. The Company has been unable to locate neither the original share certificates nor the certificates issued to the voting trust. As a result, if a stockholder attempted to transfer any of the shares subject to the escrow agreements or the voting trust agreement in violation of such agreements, there can be no assurance that an innocent transferee could not successfully claim the right to the shares purportedly transferred to him or her. The Company believes, however, that the legends affixed to each of the missing certificates, which state that the shares are subject to the restrictions of the voting trust agreement and the escrow agreements, respectively, are sufficient to prevent a transferee from acquiring a valid claim with respect to the shares represented by the missing certificates. In addition, the Company has obtained affidavits from each holder of the missing certificates that no such purported transfers have been made.

     STOCK RIGHTS: The rights and preferences of common stock and Class A common stock are substantially identical except that each share of common stock entitles the holder to one vote whereas, each share of Class A common stock entitles the holder to five votes. Class A common stock automatically converts into common stock on a one-for-one basis upon sale or transfer to an entity or individual who was not a holder of Class A common stock before such sale or transfer, or at any time at the option of the holder. During each of 1994 and 1995, 113,400 shares of Class A stock were converted to common stock through private transactions.

     STOCK OPTION PLANS: On July 29, 1988, the Company adopted a stock option plan allowing 300,000 shares of unissued but authorized common stock for issuance of incentive and/or non-qualified stock options. At June 30, 1996, all options had been granted under the plan, and 23,000 options had been returned to the Company by employees who resigned prior to vesting. Such returned options are again available for use under the plan.

     On May 27, 1994, the Company adopted a second stock option plan allowing for 500,000 shares of unissued but authorized common stock for issuance of incentive and/or non-qualified stock options. As of June 30, 1996, 487,000 options under this plan had been granted and 174,356 options had been returned to the Company by employees who resigned prior to vesting. Such returned options are again available for use under the plan.

                               AMERICONNECT, INC.

     Stock option transactions for the period ended June 30, 1996, are summarized below:

                                                       1988 PLAN     1994 PLAN       TOTAL
                                                      -----------   -----------   -----------
    Outstanding, beginning of quarter...............      166,000       314,000       480,000
      Granted.......................................           --            --            --
      Exercised.....................................       (3,000)           --        (3,000)
      Cancelled.....................................           --       (12,000)      (12,000)
                                                      -----------   -----------   -----------
    Outstanding, end of period......................      163,000       302,000       465,000
                                                      ===========   ===========   ===========
    Option price per share exercised................  $0.03-$0.50            --   $0.03-$0.50
    Price for outstanding options...................  $0.03-$0.50   $0.26-$0.75   $0.03-$0.75
                                                      ===========   ===========   ===========

     The expiration dates for the options issued under the 1988 Plan range from May 1998 to December 2003. At June 30, 1996, 23,000 shares were available for future grants under the 1988 Plan.

     The expiration dates for the options issued under the 1994 Plan range from August 2004 to December 2005. At June 30, 1996, 187,356 shares were available for future grants under the 1994 Plan.

NOTE 6 -- NOTES RECEIVABLE

     The Company conducts a portion of its business through agents. Some of these agents have borrowed from the Company in order to obtain necessary capital to expand their operations. These borrowings are represented by short term promissory notes. The terms of the notes permit the Company to withhold the monthly payments from commissions due the agents, if necessary. The interest rate for all the notes is 2 1/2% over the prime rate published by The Wall Street Journal. At December 31, 1994, a reserve of $100,000 was established against amounts due from a specific agent whose receivable, including unpaid charges, aggregated $498,061. During 1995, the Company and this agent became involved in litigation, and it was determined that no recovery on the amounts would be made. As a result, the remaining receivable of $398,061 was written off. The Company has negotiated a mutual release of all claims with this specific agent. The Company received a credit in the amount of $300,000 in the second quarter of 1996 as a partial recovery of the amounts previously written off.

NOTE 7 -- PROFIT SHARING PLAN

     The Company adopted a 401(k) savings plan effective January 1, 1994, covering nearly all eligible employees with at least six months of service. Under the terms of the plan, employees may contribute up to 15% of their gross wages. The Company matches 100% of the first 3% contributed by each employee. The Company's contribution to the plan was $9,639 in the first six months of 1996.

NOTE 8 -- ONGOING OPERATIONS

     The accompanying financial statements have been prepared in accordance with generally accepted accounting principles. The Company reported a net income of $87,596 for the six month period ended June 30, 1996. At this time, liabilities exceed assets by $144,856. Excluding the $300,000 credit, the Company would have reported a net loss of $212,404. In order to be profitable on an operating basis, the Company must achieve sufficient volume levels to obtain additional discounts under its existing carrier contracts or reduce other costs. In addition, the Company may explore financing and other strategic transactions, such as the proposed merger (discussed in Note 9 below).

     The proposed merger would reduce the Company's direct operating costs through volume discounts on long-distance pricing from its carriers and would provide certain economies of scale which management believes would allow its operations to become profitable and allow it to compete for new and existing

                               AMERICONNECT, INC.

customers. If, for any reason, the proposed merger is not consummated, the Company plans to increase sales and reduce its costs and will continue to explore other strategic alternatives (which may include financings, mergers, acquisitions, joint ventures or other strategic transactions).

NOTE 9 -- SUBSEQUENT EVENT

     On January 15, 1996, the Company and Phoenix Network, Inc. ("Phoenix"), a Golden, Colorado-based long distance reseller and provider of value-added telecommunications services, signed a letter of intent to merge the two companies in a stock-for-stock transaction. The parties executed a definitive merger agreement on June 14, 1996. In connection with the proposed merger, Phoenix will issue shares of its common stock in exchange for all of the outstanding shares of the Company. It is currently anticipated that the closing will take place in October 1996, pending the obtaining of all necessary regulatory approvals and approval of the Company's shareholders. There can be no assurance the Company's shareholders will approve the merger or that the other conditions to the merger will be satisfied.